Exhibit 3.17

REGULATIONS

OF

FIRST CASH CREDIT MANAGEMENT, LLC

These REGULATIONS (the “Regulations”), dated as of the 14th day of June, 2005, are hereby (i) duly adopted as the regulations of First Cash Credit Management, LLC, a Texas limited liability company (the “Company”), by the Managers, and (ii) ratified, confirmed and approved as such by the Members who agree to be bound hereby.

The Articles of Organization of the Company, dated as of the 14th day of June, 2005 (the “Articles”), were filed in the Office of the Secretary of State of the State of Texas on the 14th day of June, 2005, and the Secretary of State of the State of Texas issued a Certificate of Organization on the same date.

ARTICLE I

DEFINITIONS

1.1. Definitions. The following terms used in these Regulations shall have the following meanings (unless otherwise expressly provided herein):

“Act” means the Texas Limited Liability Company Act, as the same may be amended from time to time.

“Affiliate” means, with respect to any person, any person which controls or is controlled by the person in question or is controlled by the same persons which shall then control the person in question and any person which is a member with the person in question in a relationship of joint venture, partnership or other form of business association concerning or which in any way affects the subject matter involved; the term “control” means, with respect to a corporation, the ownership of stock possessing, and of the right to exercise, at least ten percent (10%) of the total combined voting power of all classes of stock of the controlled corporation, issued, outstanding and entitled to vote for the election of directors, whether such ownership be direct ownership or indirect ownership through control of another corporation or corporations.

“Business Day” means a day other than a Saturday, Sunday or other day which is a nationally recognized holiday.

“Capital Contribution” means any contribution to the capital of the Company in cash or property by a Member whenever made.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means First Cash Credit Management, LLC, a Texas limited liability company.

“Distributable Cash” means all cash, revenues and funds received by the Company from the Company’s operations, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operations of the Company’s business; and (iii) such cash reserves as the Managers deem reasonably necessary to the proper operation of the business of the Company.

“Entity” means any joint venture, general partnership, limited partnership, limited liability company, corporation, trust, business trust, cooperative, association or other incorporated or unincorporated entity.

“Fiscal Year” means the Company’s fiscal year, which shall be the calendar year.

“Initial Capital Contribution” means the initial contribution to the capital of the Company made by a Member pursuant to these Regulations.

“Interest” means with respect to each Member at any time, the ownership interest in the Company then held by that Member, which shall include the Units then held thereby.

“IRS Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Majority” means, with respect to any referenced group of Managers, a combination of any of such Managers constituting more than fifty percent (50%) of the number of Managers of such referenced group who are then elected and qualified.

“Majority in Interest” means, with respect to any referenced group of Members, a combination of any of such Members who, in the aggregate, own more than fifty percent (50%) of the Units owned by all of such referenced group of Members.

“Managers” means the Persons designated as Managers on Exhibit A, and each Person that succeeds any such designated Person in that capacity or is elected to act as an additional Manager of the Company as provided herein, but does not include a Person who has ceased to be a Manager.

“Member” means each Person designated as a Member on Exhibit A, and each Person hereinafter admitted to the Company as a Member as provided in these Regulations, but does not include a Person who has ceased to be a Member.

“Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of that Person where the context so admits, and, unless the context otherwise requires, the singular shall include the plural, and the masculine gender shall include the feminine and the neuter and vice versa.

“Pro Rata” means the ratio determined by dividing the Interests of Members to whom a particular provision of these Regulations is stated to apply by the aggregate of the Interests of all Members to whom that provision is stated to apply.

“Regulations” means these Regulations of the Company as originally adopted and as amended from time to time.

“Units” means equal units of economic interest of all Members, and all rights and liabilities associated therewith, at any particular time, including, without limitation, rights to distributions (liquidating or otherwise) and allocations.

1.2. Other Definitional Provisions. All terms used in these Regulations which are not defined in this Article I have the meanings contained elsewhere in these Regulations. Defined terms used herein in the singular shall import the plural and vice versa.

ARTICLE II

FORMATION

2.1. Name and Formation. The name of the Company is “First Cash Credit Management, LLC” All business of the Company must be conducted in that name or in one or more other names that comply with applicable law and that are selected by the Managers from time to time. The Company was formed as of the date set forth in the Preamble.

2.2. Principal Place of Business. The principal office and place of business of the Company are set forth on Exhibit A. The Company may locate its place(s) of business at any other place or places selected by the Managers from time to time.

2.3. Registered Office and Agent. The registered office of the Company shall be the office of the initial registered agent named in the Articles or such other office selected by the Managers from time to time. The registered agent of the Company is the initial registered agent named in the Articles or another Person or Persons selected by the Managers from time to time.

2.4. Duration. The period of duration of the Company is perpetual from the date its Articles was filed with the Secretary of State of Texas, unless the Company is earlier dissolved in accordance with either the provisions of these Regulations or the Act.

2.5. Purposes and Powers.

(a) The purpose for which the Company is organized is to transact any or all lawful business for which limited liability companies may be organized under the Act, including serving as the general partner of First Cash Credit, Ltd., a Texas limited partnership (the “Partnership”).

(b) The Company shall have any and all powers which are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act. The Company shall carry out the foregoing activities pursuant to the arrangements set forth in the Articles of the Company and these Regulations.

ARTICLE III

RIGHTS AND DUTIES OF MANAGERS

3.1. Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under, its designated Manager or Managers. In addition to the powers and authorities expressly conferred by these Regulations upon the Managers, the Managers may exercise all such powers of the Company and do all such lawful acts and things as are not directed or required to be exercised or done by the Members by the Act, the Articles of the Company or these Regulations, including, but not limited to, contracting for or incurring debts, liabilities and other obligations on behalf of the Company.

3.2. Number and Qualifications. The number of Managers of the Company shall not be less than one (1) nor more than seven (7), as may be determined by the Members from time to time, but no decrease in the number of Managers shall have the effect of shortening the term of any incumbent Manager.

Each Member shall be entitled to elect two (2) Managers. Managers need not be residents of the State of Texas. The Managers in their discretion may elect a chairman of the Managers who shall preside at meetings of the Managers.

3.3. Election. At the first annual meeting of the Members and at each annual meeting thereafter, each Member shall be entitled to nominate and elect two Managers to hold office until the next succeeding annual meeting. Unless removed in accordance with these Regulations, each Manager shall hold office for the term for which such Person is elected and until such Person’s successor shall be elected and qualified.

3.4. Vacancy. Any vacancy occurring for any reason in the number of Managers shall be filled by the particular Member that elected the Manager whose vacancy is being filled. A Manager elected to fill a vacancy shall be elected for the unexpired term of the predecessor in office.

3.5. Removal. At a meeting called expressly for such purpose, all or any lesser number of Managers may be removed at any time, with or without cause, by the affirmative vote of the Member that elected the particular Manager being removed.

3.6. Place of Meetings. All meetings of the Managers of the Company may be held either within or without the State of Texas.

3.7. Annual Meetings. The annual meeting of Managers shall be held, without further notice, immediately following the annual meeting of Members, and at the same place, or at such other time and place as shall be fixed with the consent in writing of all the Managers.

3.8. Regular Meetings. Regular meetings of the Managers which shall occur not less frequently than quarterly may be held without notice at such time and place either within or without the State of Texas as shall from time to time be determined by the Managers.

3.9. Special Meetings. Special meetings of the Managers may be called by any Manager on three (3) days’ notice to each Manager, either personally or by mail, telephone or by telegram.

3.10. Quorum. At all meetings of the Managers, the presence of a Majority of the Managers shall be necessary and sufficient to constitute a quorum for the transaction of business unless a greater number is required by law. At a meeting at which a quorum is present, the act of a Majority of the Managers shall be the act of the Managers, except as otherwise provided by law, the Articles or these Regulations. If a quorum shall not be present at any meeting of the Managers, the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.11. Attendance and Waiver of Notice. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Managers need be specified in the notice or waiver of notice of such meeting.

3.12. Compensation. Managers, as such, shall not receive any stated salary for their services, but shall receive such compensation for their services as may be from time to time agreed upon by a Majority in Interest of the Members. In addition, reasonable expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Managers, provided that nothing contained in these Regulations shall be construed to preclude any Manager from serving the Company in any other capacity and receiving compensation for such service.

3.13. Officers. The Managers may, from time to time, designate one or more Persons to be officers of the Company. No officer need be a Member or a Manager. Any officers so designated shall have such authority and perform such duties as the Managers may, from time to time, delegate to them. The Managers may assign titles to particular officers, including, without limitation, chief executive officer, chief financial officer, chief operating officer, president, vice president, secretary, assistant secretary, treasurer and assistant treasurer. Each officer shall hold office until such Person’s successor shall be duly designated and shall qualify or until such Person’s death or until such Person shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same Person. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Managers. Any officer or employee of either the Company or the Partnership may be removed as such, either with or without cause, by fifty percent (50%) of the Managers whenever in their judgment the best interests of the Company and/or the Partnership will be served thereby. Any vacancy occurring in any office of the Company (other than Manager) may be filled by the Managers.

3.14. Indemnification. The Managers shall be indemnified and held harmless by the Company, including advancement of expenses, but only to the extent that the Company’s assets are sufficient therefor, from and against all claims, liabilities, and expenses arising out of any management of Company affairs, but excluding those caused by the gross negligence or willful misconduct of the Manager, subject to all limitations and requirements imposed by the Act. These indemnification rights are in addition to any rights that the Managers may have against third parties. THE FOREGOING INDEMNIFICATION SPECIFICALLY INCLUDES THOSE CLAIMS THAT ARISE OUT OF THE INDEMNIFIED PARTY’S SOLE, JOINT OR CONTRIBUTORY NEGLIGENCE, BUT SPECIFICALLY EXCLUDES THOSE CLAIMS THAT ARISE OUT OF THE INDEMNIFIED PARTY’S WILLFUL MISCONDUCT, FRAUD OR GROSS NEGLIGENCE. THE INDEMNIFIED PARTY WOULD NOT HAVE ENTERED THESE REGULATIONS IF NOT FOR THIS INDEMNIFICATION.

3.15. Actions Without a Meeting and Telephone Meetings. Notwithstanding any provision contained in this Article III, all actions of the Members provided for herein may be taken by written consent without a meeting, or any meeting thereof may be held by means of a conference telephone. Any such action which may be taken by the Members without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by the holder or holders of Units constituting not less than the minimum amount of Units that would be necessary to take such action at a meeting at which the holders of all Units entitled to vote on the action were present and voted.

3.16. Leases. All leases relating to store locations of the Partnership must be approved by a Majority of the Managers.

3.17. Contacts. All material contracts, leases and indebtedness of the Partnership must be approved by a Majority of the Managers.

3.18. Services of Partnership. All services and products offered by the Partnership and all fees and charges for such services and products must be approved by a Majority of the Managers.

ARTICLE IV

MEETINGS OF MEMBERS

4.1. Place. All meetings of the Members shall be held at the principal office of the Company or at such other place within or without the State of Texas as may be determined by the Managers and set forth in the respective notice or waivers of notice of such meeting.

4.2. Annual Meetings. The annual meeting of the Members of the Company for the election of Managers and the transaction of such other business as may properly come before the meeting shall be held at such time and date as shall be designated by the Managers from time to time and stated in the notice of the meeting. Such annual meeting shall be called in the same manner as provided in these Regulations for special meetings of the Members, except that the purposes of such meeting must be enumerated in the notice of such meeting only to the extent required by law in the case of annual meetings.

4.3. Special Meetings. Special meetings of the Members may be called by the Managers or by the holders of not less than twenty-five percent (25%) of all Units. Business transacted at all special meetings shall be confined to the purposes stated in the notice.

4.4. Notice. Written or printed notice stating the place, day and hour of the meeting and, in the case of special meetings, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the Managers or Person calling the meeting, to each Member of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the Member’s address as it appears on the transfer records of the Company, with postage prepaid.

4.5. Quorum. A Majority in Interest of the Members shall constitute a quorum at all meetings of the Members, except as otherwise provided by law or the Articles. Once a quorum is present at the meeting of the Members, the subsequent withdrawal from the meeting of any Member prior to adjournment or the refusal of any Member to vote shall not affect the presence of a quorum at the meeting. If, however, such quorum shall not be present at any meeting of the Members, the Members entitled to vote at such meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the holders of the requisite amount of Units shall be present or represented. At any meeting of the Members at which a quorum is present, the vote of a Majority in Interest of the Members shall be the act of the Members, unless the vote of a greater number is required by law, the Articles or these Regulations.

4.6. Voting on Most Matters. For purposes of voting on matters other than the election of Managers or a matter for which the affirmative vote of the holders of a specified portion of the Units entitled to vote is required by the Act, at any meeting of the Members at which a quorum is present, the act of Members shall be the affirmative vote of a Majority in Interest of the Members.

4.7. Voting in the Election of Managers. Managers shall be elected at any meeting of the Members at which a quorum is present by the vote of a Majority in Interest of the Members.

4.8. List of Members Entitled to Vote. The Managers shall make, at least ten (10) days before each meeting of Members, a complete list of the Members entitled to vote at such meeting, or any adjournment of such meeting, arranged in alphabetical order, with the address of and the Units held by each, which list, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office of the Company and shall be subject to inspection by any Member at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to inspection of any Member during the whole time of the meeting. However, failure to comply with the requirements of this Section 4.8 shall not affect the validity of any action taken at such meeting.

4.9. Registered Members. The Company shall be entitled to treat the holder of record of any Units as the holder in fact of such Units for all purposes, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, whether or not it shall have express or other notice of such claim or interest, except as expressly provided by these Regulations or the laws of the State of Texas.

ARTICLE V

CAPITALIZATION

5.1. Capital Contributions.

(a) Upon the execution of these Regulations, each Member shall contribute cash or property to the Company in the amount set forth as the Initial Capital Contribution of such Member on Exhibit A, attached hereto.

(b) If at any time the Managers determine that the Company has insufficient funds to carry out the purposes of the Company, the Managers may request that the Members make additional Capital Contributions to the Company. No Member shall be required to make any additional Capital Contributions to the Company without the written consent of all Members.

5.2. Withdrawal or Reduction of Capital Contributions.

(a) A Member shall not receive out of the Company’s property any part of its Capital Contribution until all liabilities of the Company, except the liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay such liabilities.

(b) No Member shall have the right to withdraw all or any part of its Capital Contribution except as may be otherwise specifically provided in these Regulations. Under circumstances involving a return of any Capital Contribution, no Member shall have the right to receive property other than cash.

5.3. Interests. The initial Units of each Member is set forth opposite such Person’s respective name on Exhibit A, attached hereto.

5.4. Liability of Members. No Member shall be liable for the debts, liabilities or obligations of the Company beyond such Person’s respective Capital Contributions. No Member shall be required to contribute to the capital of, or to loan any funds to, the Company.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

6.1. Allocations of Taxable Items. Taxable items of the Company for each Fiscal Year shall be allocated among the Members Pro Rata. Any credit available for federal income tax purposes shall be allocated among the Members in the same manner.

6.2. Allocations on Transfers. Income, gain, loss, deduction, or credit attributable to an Interest that has been Transferred (including the simultaneous decrease in the Interest of existing Members resulting from the admission of a new Member) shall be allocated between the transferor and the transferee as follows: (i) for the months before the Transfer, to the transferor; (ii) for the months after the Transfer, to the transferee; and (iii) for the month of the Transfer, to the transferee if the Transfer occurs on or before the fifteenth (15th) day of the month and to the transferor if the Transfer occurs thereafter. For purposes of the above allocation, all such items shall be allocated equally among the months of the Fiscal Year without regard to the Company’s operations during those months. Distributions of Company assets with respect to an Interest shall be made only to the Persons who, according to the records of the Company, are the owners, on the actual date of distribution, of the Interests with respect to which the distributions are made. No liability shall result from making distributions in accordance with the provisions of the preceding sentence, whether or not any Member, any Manager or the Company has knowledge or notice of a Transfer or purported transfer of ownership of an Interest. The transferee of an Interest shall pay all costs incurred by the Company in connection with the transfer of such Interest.

6.3. Built-in Allocations. In accordance with Code Sections 704(b) and 704(c) and the IRS Regulations thereunder, income, gain, loss and deduction with respect to property actually or constructively contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation at the time of the contribution between the tax basis of the property to the Company and its initial book value. If the book value of a Company asset is adjusted, then as provided in the IRS Regulations promulgated under Code Section 704(b), subsequent allocations of income, gain, loss and deduction with respect to that Company asset shall take account of any variation between the tax basis of the asset and its book value in the same manner as under Code Section 704(c) and the IRS Regulations thereunder. Any elections or other decisions relating to those allocations shall be made by the tax matters partner (as designated pursuant to Section 7.4), after consultation with the other Members and the Accountant, in any manner that reasonably reflects the purpose and intent of these Regulations. Allocations of income, gain, loss and deduction pursuant to this Section 6.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s share of taxable items or distributions pursuant to any provision of these Regulations.

6.4. Regulatory Compliance. The Members hereby adopt those provisions of the IRS Regulations issued under Code Section 704(b) that are required to be included in a partnership agreement as a condition to having the allocations of tax items set forth in the agreements respected for income tax purposes. The Members shall exercise the utmost good faith in cooperating to amend these Regulations to effect changes recommended by the Company’s professional tax advisers to cause compliance with those IRS Regulations, with nonbinding consultation from the tax advisers of any Member who desires to have any given in his behalf.

6.5. Distributions of Distributable Cash. All distributions of Distributable Cash or other property shall be made to the Members Pro Rata on the first day of each calendar quarter. All amounts withheld pursuant to the Code or any provisions of state or local tax laws with respect to any payment or distribution to a Member from the Company shall be treated as amounts distributed to that Member pursuant to this Section 6.5.

6.6. Limitations upon Distributions. No distribution shall be declared and paid unless after the distribution is made, the assets of the Company are in excess of all liabilities of the Company (as determined in accordance with accounting principles applied on a consistent basis under the accrual method of accounting), except liabilities to Members on account of their Capital Contributions.

6.7. Contributions and Distributions During Loan Period. All capital contributions to the Company and to the Partnership shall be determined by a Majority of the Managers. All distributions from the Company and the Partnership shall be determined solely by the Managers elected by First Cash Financial Services, Inc. for so long as any loans to the Company and the Partnership by First Cash Financial Services, Inc. are outstanding; provided, however, forty percent (40%) of the estimated Profits of the Company and of the Partnership, as determined on a tax basis net of any losses incurred on a tax basis in prior periods, shall be distributed quarterly. Distributions shall be made by the Partnership as follows: (a) first, an amount equal to forty percent (40%) of the estimated income of the Partnership taxable to the partners of the Partnership calculated on a tax basis during the particular period after deducting any prior losses; (b) second, any Net Cash Flow remaining after the distribution in subparagraph (a) shall be used to pay the interest on any Partner Loans; (c) next, Net Cash Flow remaining after the distributions in subparagraphs (a) and (b) shall be used to re-pay principal on Partner Loans; and (d) finally, any Net Cash Flow remaining after the distributions in subparagraphs (a), (b) and (c) shall be distributed among the Partners Pro Rata. Capitalized terms used in the preceding sentence not defined in these Regulations shall have the meaning assigned to them in the Agreement of Limited Partnership of the Partnership.

ARTICLE VII

BOOKS AND ACCOUNTS

7.1. Accounting Principles. The Profits and Losses of the Company shall be determined in accordance with accounting principles applied on a consistent basis under the Company’s method of accounting.

7.2. Budget; Records and Reports. Each year an annual budget for the Company and the Partnership shall be prepared and approved by a Majority of the Managers. The Company and the Partnership shall maintain records and accounts of all operations and expenditures. At a minimum, the Company shall keep at its principal place of business the following records:

(a) A current list that states:

(i)	The name and mailing address of each Member; and

(ii)	The Units owned by each Member;

(b) Copies of the federal, state and local information or income tax returns for each of the Company’s six (6) most recent tax years;

(c) A copy of the Articles and Regulations, all amendments or restatements, executed copies of any powers of attorney, and copies of any document that creates, in the manner provided by the Articles or Regulations, classes or groups of Members;

(d) Correct and complete books and records of account of the Company; and

(e) Any other books, records or documents required by the Act or other applicable law.

7.3. Returns and Other Elections. The Managers shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within one hundred thirty five (135) days after the end of each Fiscal Year of the Company. All elections permitted to be made by the Company under federal or state laws shall be made by the Managers with the consent of a Majority in Interest of the Members.

7.4. Tax Matters Partner. The Person identified as the “tax matters partner” on Exhibit A is hereby designated to be the “tax matters partner” of the Company pursuant to Code Section 6231(a)(7) and shall serve in such capacity until a new “tax matters partner” is designated by a Majority in Interest of the Members.

7.5. Payroll and Personnel. The Company and the Partnership shall be responsible for all payroll processing, insurance, personnel and human resource matters, accounting, tax reporting, internal audit and similar administrative functions.

7.6. Audit Rights. Each Member shall have the right to audit the books and records of the Company at the expense of such Member upon reasonable prior notice and during normal business hours. At the request of a Majority of the Managers, an audited financial statement of the Company shall be prepared by a firm of independent certified public accountants.

ARTICLE VIII

DISSOLUTION AND TERMINATION

8.1. Dissolution.

(a) The Company shall be dissolved upon the first of the following to occur:

(i)	When the period fixed for the duration of the Company, if any, shall expire;

(ii)	Upon the election to dissolve the Company by a Majority in Interest of the Members;

(iii)	Upon the death, retirement, resignation, expulsion, bankruptcy, legal incapacity or dissolution of any Member who is at such time a Manager, or the occurrence of any other event which terminates the continued membership of any Member who is at such time a Manager of the Company, unless there is at least one remaining Member and the business of the Company is continued by the unanimous consent of the remaining Members within ninety (90) days; or

(iv)	The entry of a decree of judicial dissolution under Section 6.02 of the Act.

(b) Upon dissolution of the Company, the business and affairs of the Company shall terminate, and the assets of the Company shall be liquidated under this Article VIII.

(c) Dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company’s business and affairs, and the assets of the Company have been distributed as provided in Section 8.2.

(d) Upon dissolution of the Company, the Managers may cause any part or all of the assets of the Company to be sold in such manner as the Managers shall determine in an effort to obtain the best prices for such assets; provided, however that the Managers may distribute assets of the Company in kind to the Members to the extent practicable.

8.2. Distribution of Assets Upon Dissolution. In settling accounts after dissolution, the assets of the Company shall be paid in the following order:

(a) First, to creditors, in the order of priority as provided by applicable law, except those to Members of the Company on account of their Capital Contributions; and

(b) Second, to the Members Pro Rata.

8.3. Distributions in Kind. If any assets of the Company are distributed in kind, such assets shall be distributed to the Members entitled thereto as tenants-in-common in the same proportions as the Members would have been entitled to cash distributions if such property had been sold for cash and the net proceeds thereof distributed to the Members. In the event that distributions in kind are made to the Members upon dissolution and liquidation of the Company, the Capital Account balances of such Members shall be adjusted to reflect the Members’ allocable share of gain or loss which would have resulted if the distributed property had been sold at its fair market value.

8.4. Articles of Dissolution. When all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor, and all of the remaining property and assets of the Company have been distributed to the Members according to their respective rights and interests, the Articles of Dissolutions shall be executed on behalf of the Company by the Managers or an authorized Member and shall be filed with the Secretary of State of Texas, and the Managers and Members shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution and termination of the Company.

ARTICLE IX

TRANSFERS OF INTERESTS

9.1. Transfers. Each Member may sell, assign or otherwise transfer all or any portion of its Interest in the Company only with the consent of any other Member.

9.2 Tax Matters. On the transfer of all or part of an interest in the Company, at the request of the transferee of the interest, the Managers may cause the Company to elect, pursuant to Section 754 of the Code to adjust the tax basis of the Company’s properties as provided by Sections 734 and 743 of the Code.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1. Notices. Any notice, notification, demand or request provided or permitted to be given under this Agreement must be in writing and shall have been deemed to have been properly given, unless explicitly stated otherwise, if sent by (i) Federal Express or other comparable overnight courier, (ii) registered or certified mail, postage prepaid, return receipt requested, or (iii) telecopy during normal business hours to the place of business of the recipient. All notices, notifications, demands or requests so given shall be deemed given and received (i) if mailed, three (3) days after being deposited in the mail; (ii) if sent via overnight courier, the next Business Day after being deposited; or (iii) if telecopied on a Business Day, that day, or if telecopied on a day that is not a Business Day, the next day that is a Business Day provided the sender has received faxed confirmation that the notice was received and further confirmed by a telephone call to the addressee. For purposes of all notices, the addresses and telecopy numbers of the Members and Managers are set forth on Exhibit A.

10.2. Application of Texas Law. These Regulations and the application or interpretation hereof, shall be governed exclusively by the laws of the State of Texas, and specifically the Act.

10.3. No Action for Partition. No Member shall have any right to maintain any action for partition with respect to the property of the Company.

10.4. Headings and Sections. The headings in these Regulations are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of these Regulations or any provision hereof. Unless the context requires otherwise, all references in these Regulations to Sections or Articles shall be deemed to mean and refer to Sections or Articles of these Regulations.

10.5. Amendments. Except as otherwise expressly set forth in these Regulations, the Articles of the Company and these Regulations may be amended, supplemented or restated only upon the written consent of a Majority in Interest of the Members. Upon obtaining the approval of any amendment to the Articles, the Managers shall cause Articles of Amendment in accordance with the Act to be prepared, and such Articles of Amendment shall be executed by no less than one Manager and shall be filed in accordance with the Act.

10.6. Arbitration. Any controversy or claim arising out of or related to the Regulations or relating to the Company must be submitted to and settled by arbitration. The arbitration shall be conducted by a single arbitrator under the then current rules of the American Arbitration Association. The decision and award of the arbitrator shall be final and binding, and the award so rendered may be entered in any court having jurisdiction. The arbitration shall be held and the award deemed entered in Travis County, Texas. The prevailing party shall be entitled to recover its costs and attorney fees.

10.7. Number and Gender. Where the context so indicates, the masculine shall include the feminine, the neuter shall include the masculine and feminine, and the singular shall include the plural.

10.8. Binding Effect. Except as herein otherwise provided to the contrary, these Regulations shall be binding upon and inure to the benefit of the Members, their distributees, heirs, legal representatives, executors, administrators, successors and assigns.

10.9. Counterparts. These Regulations may be executed in multiple counterparts, each of which shall be deemed to be an original and shall be binding upon the Member who executed the same, but all of such counterparts shall constitute the same Regulations.

IN WITNESS WHEREOF, the undersigned, being the Member of the Company, do hereby ratify, confirm and approve the adoption of these Regulations as the regulations of the Company, and do hereby assume and agree to be bound by and to perform all of the terms and provisions set forth in these Regulations.

FIRST CASH FINANCIAL SERVICES, INC., a Delaware corporation

By:
Rick L. Wessel, President

IN WITNESS WHEREOF, the undersigned, being the Managers of the Company, have caused these Regulations to be duly adopted by the Company on June 14, 2005.

Rick L. Wessel

R. Douglas Orr

REGULATIONS

OF

FIRST CASH CREDIT MANAGEMENT, LLC

(A Texas Limited Liability Company)

EXHIBIT A

1.	Name of Company:	First Cash Credit Management, LLC
	Address:	690 East Lamar, Suite 400 Arlington, Texas 76011 Attn: Rick L. Wessel

	Telephone Number:	(817) 460-3947
	Facsimile Number:	(817) 461-7019

	Registered Agent & Registered Office:	Rick L. Wessel 690 East Lamar, Suite 400 Arlington, Texas 76011

2.	Name of Member:	First Cash Financial Services, Inc.
	Address:	690 East Lamar, Suite 400 Arlington, Texas 76011 Attn: Rick L. Wessel

	Telephone Number:	(817) 460-3947
	Facsimile Number:	(817) 461-7019

	Initial Capital Contribution:	$1,000.00

	Interest (Number of Units):	100.0%

	Date Became Member:	June 14, 2005

3.	Name of Manager:	Rick L. Wessel

	Address:	690 East Lamar, Suite 400 Arlington, Texas 76011

	Telephone Number:	(817) 460-3947
	Facsimile Number:	(817) 461-7019

4.	Name of Manager:	R. Douglas Orr

	Address:	690 East Lamar, Suite 400 Arlington, Texas 76011

	Telephone Number:	(817) 460-3947
	Facsimile Number:	(817) 461-7019